Exhibit 5.1

July 24, 2023 Catalyst Biosciences, Inc. 611 Gateway Blvd. Suite 120 South San Francisco, CA 94080 Re: Catalyst Biosciences, Inc. Registration Statement on Form S-3 Ladies and Gentlemen:	Orrick, Herrington & Sutcliffe LLP 51 West 52nd Street New York, NY 10019-6142 +1 212 506 5000 orrick.com

We have acted as counsel to Catalyst Biosciences, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration of up to 1,240,442,745 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”) of the Company, consisting of (i) 6,266,521 shares of Common Stock and 123,400,000 shares of Common Stock issuable upon conversion of 12,340 shares of the Company’s Series X Convertible Preferred Stock, par value $0.001 per share, to be beneficially owned by GNI USA, Inc., a Delaware corporation (“GNI USA”), following the transfer by GNI Group Ltd., a company incorporated under the laws of Japan with limited liability (“GNI Japan”), and GNI Hong Kong Limited, a company incorporated under the laws of Hong Kong with limited liability (“GNI HK”), to GNI USA prior to the closing of the transactions contemplated by the Business Combination Agreement (as defined below), previously issued pursuant to that certain Asset Purchase Agreement, dated December 26, 2022 and as amended on March 29, 2023 (the “F351 Agreement”), by and among the Company and GNI Japan and GNI HK, (ii) 953,821,796 shares of Common Stock issuable to GNI USA pursuant to the Business Combination Agreement, dated December 26, 2022 (the “Business Combination Agreement”), by and among the Company, GNI USA, the individuals listed on Annex A thereto (the “Minority Holders”), and (iii) 156,954,428 shares of Common Stock to be issued to the Minority Holders pursuant to the Business Combination Agreement, and resale of the Shares by certain selling securityholders (the “Selling Securityholders”) named in the Registration Statement, which may be offered and sold from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).

All of the Shares are being registered on behalf of the Selling Securityholders.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s certificate of incorporation, as amended and bylaws, as amended, each as currently in effect and the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company, and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

July 24, 2023

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized, validly issued, fully paid and nonassessable.

Our opinion set forth in the immediately preceding paragraph is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) or (iii) an implied covenant of good faith and fair dealing. Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

Our opinions herein are limited to the General Corporation Law of the State of Delaware, and the federal laws of the United States of America. This opinion is limited to such laws as are in effect on the date hereof. Without limitation, no opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Our opinions are limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinions are based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission promulgated thereunder, nor do we thereby admit that we are “experts” within the meaning of such term as used in the Securities Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP